Exhibit 10.4

TAX SHARING AGREEMENT

BY AND BETWEEN

CASH AMERICA INTERNATIONAL, INC.

AND

ENOVA INTERNATIONAL, INC.

Dated as of                     , 2012

TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT (the “Agreement”) is dated as of             , 2012, by and between Cash America International, Inc. (“Parent”), a Texas corporation and Enova International, Inc. (“Enova”), a Delaware corporation.

WHEREAS, Parent is the direct and/or indirect holder of all of the equity interests in Enova;

WHEREAS, Enova is currently a member of the Parent Consolidated Group (as defined herein);

WHEREAS, Parent and Enova have filed and intend to continue to file Consolidated Returns for United States federal income tax purposes as permitted by Section 1501 of the Code and Combined Returns as permitted or required by other Tax Authorities

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent and Enova have entered into a Separation Agreement, dated as of the date hereof (the “Separation Agreement”), and the other Transaction Agreements (as defined in the Separation Agreement);

WHEREAS, promptly following the execution of this Agreement and the other Transaction Agreements, Enova will undertake an initial public offering (the “IPO”) of its common stock;

WHEREAS, immediately following consummation of the IPO, Parent will own at least 80% of the Enova Common Stock;

WHEREAS, as of the date hereof, it is the intention, but not the obligation, of Parent and Enova to sell or issue, as applicable, additional shares of Enova common stock at an undetermined future date or dates in one or more transactions such that Parent would thereafter own less than 50% of the Enova common stock; and

WHEREAS, the parties wish to provide for the payment of Tax Liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns and provide for certain other matters relating to Taxes.

NOW, THEREFORE, in consideration of the mutual promises and undertakings contained herein and in any other document executed in connection with this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN OPERATING CONVENTIONS

The following terms used in this Agreement are defined as set forth below or in the sections indicated, as applicable. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I of the Separation Agreement.

“Affiliated Group” means an affiliated group of corporations, within the meaning of Section 1504(a) of the Code, including the common parent corporation, and any member of such group.

“Audit” includes any audit, review, examination, assessment of Taxes, or any other examination by any Tax Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Return” means any Tax Return with respect to franchise Taxes or Income Taxes, other than United States federal Income Taxes, filed on a consolidated, combined, or unitary basis wherein Enova or any member of the Enova Tax Group joins in the filing of such Tax Return (for any taxable period or portion thereof) with Parent or one or more members of the Parent Tax Group.

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“Consolidated Return” means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein Enova or any member of the Enova Tax Group joins in the filing of such Tax Return (for any taxable period or portion thereof) with Parent or one or more members of the Parent Tax Group.

“Deconsolidation Event” means any event pursuant to which Enova ceases to be a member of the Parent Consolidated Group.

“Deconsolidation Date” means the date a Deconsolidation Event occurs.

“Enova Tax Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Enova is the common parent corporation, and any corporation or other entity which may become a member of such group from time to time.

“Estimated Tax Installment Date” means the estimated United States federal Income Tax installment due dates prescribed in Section 6655(c) of the Code and any other date on which an installment of Income Taxes or an installment of any federal, state, local or foreign Taxes other than Income Taxes is required to be made.

“Federal Separate Tax Liability” means the Enova Tax Group’s United States federal Income Tax liability for any period in which any member of the Enova Tax Group is a member of the Parent Consolidated Group, as determined by Parent in good faith and prepared and computed: (a) assuming that the members of the Enova Tax Group were not included in the United States federal consolidated Income Tax return of the Parent Consolidated Group and including only Tax items of members of the Enova Tax Group that would have been included in the United States federal consolidated Income Tax return of the Parent Consolidated Group for the applicable taxable period; (b) using all applicable elections, accounting methods and conventions used in the United States federal consolidated Income Tax Return of the Parent Consolidated Group for the applicable taxable period; (c) applying the highest statutory marginal corporate United States federal Income Tax rate in effect for such taxable period; and (d) assuming that the Enova Tax Group’s utilization of any tax attribute carryforward or carryback is limited to the tax attributes of the Enova Tax Group that were actually utilized in the United States federal consolidated Income Tax return of the Parent Consolidated Group for such period.

“Filing Party” has the meaning set forth in Section 6.1.

“Final Determination” has the meaning given to the term “determination” by Section 1313 of the Code with respect to United States federal tax matters; and, with respect to foreign, state and local tax matters, Final Determination means any final settlement with a relevant Tax Authority that does not provide a right to appeal or any final decision by a court with respect to which no timely appeal is pending and as to which the time for filing such appeal has expired. For the avoidance of doubt, a Final Determination with respect to United States federal tax matters includes any formal or informal settlement entered into with the IRS with respect to which the taxpayer has no right to appeal.

“Income Taxes” means all federal, state, local or foreign Taxes measured by or imposed on net income, or any Taxes imposed in lieu of such Taxes.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indemnifying Party” means any Person from which an Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

“Indemnified Party” means any Person which is seeking indemnification from an Indemnifying Party pursuant to the provisions of this Agreement.

“Independent Firm” means a recognized law or accounting firm; provided, however, that such term shall not include any accounting firm that performs or has performed audit services with respect to Parent or Enova.

“IPO Closing Date” has the meaning given such term in the Separation Agreement.

“IRS” means the United States Internal Revenue Service.

“Owed Party” has the meaning set forth in Section 5.4.

“Owing Party” has the meaning set forth in Section 5.4.

“Parent Consolidated Group” means the Affiliated Group of which Parent is the common parent corporation.

“Parent Tax Group” means the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of other jurisdictions, of which Parent is the common parent corporation, and any corporation or other entity which may be, may have been or may become a member of such group from time to time, but excluding any member of the Enova Tax Group.

“Person” means and includes any individual, corporation, company, association, partnership, joint venture, limited liability company, joint stock company, trust, unincorporated organization, or other entity.

“Post-Deconsolidation Taxable Period” means a taxable period or portion thereof that begins after the Deconsolidation Date (including the portion of any Straddle Taxable Period that begins on the day immediately after the Deconsolidation Date.

“Pre-Deconsolidation Taxable Period” means a taxable period or portion thereof that ends on or before the Deconsolidation Date (including the portion of any Straddle Taxable Period that ends as of the Deconsolidation Date).

“Separate Tax Liability” means the Federal Separate Tax Liability and the State Separate Tax Liability, as applicable.

“Separation” has the meaning given such term in the Separation Agreement.

“State Separate Tax Liability” means the sum of the Enova Tax Group’s liability for Taxes owed with respect to Combined Returns for any period in which any member of the Enova Tax Group is a member of the Parent Consolidated Group prepared in a manner consistent with the principles set forth in the definition of Federal Separate Tax Liability.

“Straddle Taxable Period” means a taxable period that begins before the Deconsolidation Date and ends after the Deconsolidation Date.

“Tax or Taxes” means all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, gains, ad valorem, value added, transfer, registration, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security (or similar), unemployment, excise, severance, stamp, occupation, alternative or add-on minimum, property and estimated taxes, custom duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Tax Authority and includes any liability in respect of Taxes that arises by operation of law.

“Tax Authority” means the IRS and any other domestic or foreign governmental authority responsible for the administration and collection of Taxes.

“Tax Benefit” means a reduction in the Tax Liability (or increase in a refund or credit or any item of deduction or expense) of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit will be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax Liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax Liability of such taxpayer in the current period and all prior periods, is less than it would have been had such Tax Liability been determined without regard to such Tax Item.

“Tax Detriment” means an increase in the Tax Liability (or reduction in a refund or credit or item of deduction or expense) of a taxpayer (or of the Affiliated Group of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment will be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax Liability of the taxpayer (or of the Affiliated Group of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax Liability of such taxpayer in the current period and all prior periods, is more than it would have been had such Tax Liability been determined without regard to such Tax Item.

“Tax Item” means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax Liability.

“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Liabilities” means all liabilities for Taxes.

“Tax Losses” means all Tax Liabilities and any losses attributable to a reduction in net operating losses, net operating loss carryforwards, capital losses, capital loss carryforwards, or tax credits of the Parent Tax Group.

“Tax Returns” means any and all reports, returns, declaration forms and statements (including amendments thereto) filed or required to be filed with respect to Taxes, and any attachments thereto.

“Transfer Taxes” has the meaning set forth in Section 3.5.

“Treasury Regulations” means the regulations under the Code promulgated by the United States Department of the Treasury.

ARTICLE II

PREPARATION AND FILING OF TAX RETURNS

2.1 General. Except as otherwise provided in this Article II, Tax Returns of Parent and any member of Parent Tax Group and Enova and any member of the Enova Tax Group shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax Law. Parent and Enova shall each provide, and shall cause their affiliates to provide, assistance and cooperation to one another in accordance with Section 4.1 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 4.1.

2.2 Preparation of Tax Returns — Parent’s Responsibility.

(a) Parent has the exclusive obligation and right to prepare or cause to be prepared, and file or cause to be filed, (i) all Consolidated Returns and all Combined Returns for any Tax Period; (ii) all Income Tax Returns of Enova and any member of the Enova Tax Group for any Pre-Deconsolidation Taxable Period for Enova and any member of the Enova Tax Group; (iii) all Tax Returns of Parent or any member of the Parent Tax Group that do not include Enova or any member of the Enova Tax Group; and (iv) all Tax Returns that include at least one member of the Parent Tax Group and at least one member of the Enova Tax Group that are filed after the Deconsolidation Date with respect to a Straddle Taxable Period.

(b) Subject to Section 2.5, Parent will have the right, with respect to any Tax Return described in Section 2.2(a), to determine: (i) the manner in which such Tax Return will be prepared and filed, including the elections, method of accounting, positions, conventions, and principles of taxation to be used and the manner in which any Tax Item will be reported; (ii) whether any extensions may be requested; (iii) the elections that will be made by Parent, any member of the Parent Tax Group, Enova, or any member of the Enova Tax Group on such Tax Return; (iv) whether any amended Tax Returns will be filed; (v) whether any claims for refund will be made; (vi) whether any refunds will be paid by way of refund or credited against any liability for the related Tax; and (vii) whether to retain outside firms to prepare or review such Tax Returns.

(c) Parent shall provide Enova with a copy of any Tax Returns that include Enova or any member of the Enova Tax Group promptly upon the filing of such Tax Returns.

2.3 Preparation of Tax Returns — Enova’s Responsibility. Enova will prepare or cause to be prepared and file or cause to be filed (i) all Tax Returns of Enova and any member of the Enova Tax Group for any Post-Deconsolidation Taxable Period; and (ii) all Tax Returns (other than Income Tax Returns described in Sections 2.2(a)(i) , 2.2(a)(ii) or 2.2(a)(iv)) with respect to Enova and any member of the Enova Tax Group (including, without exception, Tax Returns with respect to Enova and any member of the Enova Tax Group that do not include any member of the Parent Tax Group and are filed after the Deconsolidation Date with respect to a Straddle Taxable Period).

2.4 Agent. Subject to the other applicable provisions of this Agreement (including the consultation and consent rights in the sentence that immediately follows), Enova hereby irrevocably designates, and agrees to cause each member of the Enova Tax Group to so designate, Parent as its sole and exclusive agent to take such action (including execution of documents) as Parent may deem reasonably appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.2(a). Notwithstanding the immediately preceding sentence, Parent shall consult, and obtain written consent from, Enova before taking any action relating to any Tax Return described in Section 2.2(a) if such action could increase Enova’s Tax Liability. Such consultation shall require that Parent provide Enova with all documents and information that Enova reasonably requests regarding the matter.

2.5 Manner of Tax Return Preparation. Unless otherwise required by applicable law, the parties hereby agree (i) to prepare and file all Tax Returns for any Pre-Deconsolidation Taxable Period and any Straddle Taxable Period in a manner consistent with past practice regarding such preparation and filing, and (ii) to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with this Agreement. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the party responsible for filing such Tax Returns under this Agreement.

ARTICLE III

LIABILITY FOR TAXES; ALLOCATION

3.1 General Rule.

(a) Enova Liability. Enova and the members of the Enova Tax Group shall be liable for, and shall indemnity and hold harmless the Parent Tax Group in accordance with Article VII from and against any liability for Taxes which are allocated to Enova or any member of the Enova Tax Group under this Article III.

(b) Parent and the members of the Parent Tax Group shall be liable for, and shall indemnify and hold harmless the Enova Tax Group in accordance with Article VII from and against any liability for Taxes which are allocated to Parent or any member of the Parent Tax Group under this Article III.

3.2 Enova’s Liability for Article II Taxes.

(a) With respect to all Tax Returns described in Section 2.2(a)(i), Enova will be liable for the Separate Tax Liability, and will be entitled to receive and retain all refunds or credits of Taxes previously paid by Enova with respect to and properly allocable to any such Separate Tax Liability.

(b) With respect to all Tax Returns described in Sections 2.2(a)(ii) and 2.3, Enova will be liable for all Taxes due with respect thereto, and will be entitled to receive and retain all refunds or credits of Taxes previously paid by Enova with respect to and properly allocable to any such Taxes.

(c) With respect to all Tax Returns described in Section 2.2(a)(iv), Enova will be liable for all Taxes due with respect to such returns that are properly allocable to the Enova Business and will be entitled to receive and retain all refunds or credits of Taxes attributable to and properly allocable to such Taxes.

(d) Except as otherwise described in this Article III Enova will be liable for all federal, state, local and foreign Taxes with respect to the Enova Business that are not included on any Tax Return described in Sections 2.2 or 2.3 above and will be entitled to receive and retain all refunds or credits of Taxes attributable to and properly allocable to such Taxes.

3.3 Parent’s Liability for Article II Taxes.

(a) With respect to all Tax Returns described in Section 2.2(a)(i), Parent will be liable for the difference between the Separate Tax Liability and all Taxes shown as due on such Tax Returns, and will be entitled to receive and retain all refunds or credits of Taxes attributable to and properly allocable to such difference.

(b) With respect to all Tax Returns described in Section 2.2(a)(iii), Parent will be liable for all Taxes due with respect thereto, and will be entitled to receive and retain all refunds or credits of Taxes previously paid by Parent with respect to and properly allocable to such Taxes.

(c) With respect to all Tax Returns described in Section 2.2(a)(iv), Parent will be liable for all Taxes due with respect to such returns that are properly allocable to the Parent Business and will be entitled to receive and retain all refunds or credits of Taxes previously paid by Parent or any member of the Parent Tax Group with respect to and properly allocable to such Taxes.

(d) Except as otherwise described in this Article III, Parent will be liable for all federal, state, local and foreign Taxes with respect to the Parent Business that are not included on any Tax Return described in Sections 2.2 or 2.3 above and will be entitled to receive and retain all refunds or credits of Taxes attributable to and properly allocable to such Taxes.

3.4 Computation. At least fifteen (15) days prior to the due date of any Tax Return for which Enova will incur a Separate Tax Liability with respect to a Post-Deconsolidation Taxable Period, Parent shall provide Enova with a written calculation in reasonable detail setting forth the amount of such Separate Tax Liability or estimated Separate Tax Liability (for purposes of Section 5.1). Enova will have the right to review and comment on such calculation. Any dispute with respect to such calculation will be resolved pursuant to Section 8.1. If such dispute has not been resolved prior to the due date (including extensions) for filing such Tax Return, Enova will pay the Separate Tax Liability to Parent and will be entitled to be reimbursed by Parent to the extent the dispute is resolved in Enova’s favor.

3.5 Payment of Sales, Use or Similar Taxes. All sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes (“Transfer Taxes”) applicable to, or resulting from, the Separation or the subsequent Deconsolidation Event, if any, will be borne by Enova. Notwithstanding anything in this Article III to the contrary, the party required by applicable law shall remit payment for any Transfer Taxes and duly and timely file any Tax Returns required to be filed with respect to such Transfer Taxes, subject to any indemnification rights it may have against the other party, which shall be paid in accordance with Section 5.4. Enova, Parent and their respective affiliates will cooperate in (i) determining the amount of such Transfer Taxes, (ii) providing all requisite exemption certificates, and (iii) preparing and timely filing any and all required Tax Returns for or with respect to such Transfer Taxes with any and all appropriate Tax Authorities. All Transfer Taxes not applicable to, or resulting from, the Separation or the subsequent Deconsolidation Event will be allocated between Enova and Parent in accordance with Sections 3.2(d) and 3.3(d).

3.6 Payment of Tax Liability. The party responsible for filing a Tax Return under Article II will be responsible for paying to the relevant Tax Authority the entire amount of the Tax Liability reflected on such Tax Return; provided, however, that the party liable for such Tax Liability pursuant to this Article III shall pay the Taxes for which it is liable to the filing party as set forth in Section 5.4.

3.7 Amended Returns; Carrybacks. Except as required by applicable law, without the prior written consent of Parent, neither Enova nor any member of the Enova Tax Group will file any amended Tax Return with respect to any Pre-Deconsolidation Taxable Period of Enova. Enova and each member of the Enova Tax Group agree to make any applicable election under Section 172(b)(3) of the Code (and under any similar provision of state income Tax Law) to forego the carryback of any Tax attribute of Enova or any member of the Enova Tax Group if such election is available under applicable Tax Law. Except as required by applicable law, without the prior written consent of Enova or any member of the Enova Tax Group, Parent may not amend any Tax Return with respect to any Pre-Deconsolidation Taxable Period to the extent such amendment will increase the Tax Liability of Enova or any member of the Enova Tax Group with respect to any Pre-Deconsolidation Taxable Period.

3.8 Refunds. If Enova or any member of the Enova Tax Group receives a refund of Taxes (or any reduction in Tax Liability by means of a credit, offset or otherwise) attributable to Taxes described in Section 3.3 (a “Parent Tax Refund”), Enova shall pay to Parent an amount that is equal to the Parent Tax Refund, plus any interest paid by the applicable Tax Authority with respect to such Parent Tax Refund, less any Taxes payable by Enova or any Enova Tax Group member in connection with the receipt of such Parent Tax Refund. If Parent or any member of the Parent Tax Group receives a refund of Taxes (or any reduction in Tax Liability by means of a credit, offset or otherwise) attributable to Taxes described in Section 3.2 (a “Enova Tax Refund”), Parent shall pay to Enova an amount that is equal to the Enova Tax Refund, plus any interest paid by the applicable Tax Authority with respect to such Enova Tax Refund, less any Taxes payable by Parent or any Parent Tax Group member in connection with the receipt of such Enova Tax Refund.

3.9 Allocation of Tax Items. All Tax computations for (1) any Pre-Deconsolidation Taxable Periods ending on the Deconsolidation Date and (2) the immediately following taxable period of Enova or any member of the Enova Tax Group will be made pursuant to Section 1.1502-76(b) of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions, as reasonably determined by Parent after consultation with Enova and subject to Enova’s right to reasonably object thereto. No election shall be made under Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year’s items). In determining the apportionment of Tax Items between Pre-Deconsolidation Taxable Periods and Post-Deconsolidation Taxable Periods, any Tax Items relating to the Separation and Subsequent Deconsolidation Event shall be treated as extraordinary items described in Section 1.1502-76(b)(2)(ii)(C) and shall (to the extent occurring on or prior to the Deconsolidation Date) be allocated to Pre-Deconsolidation Taxable Periods, and any Taxes related to such items shall be treated under Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall (to the extent occurring on or prior to the Deconsolidation Date) be allocated to Pre- Deconsolidation Taxable Periods.

ARTICLE IV

COVENANTS

4.1 Tax Assistance and Cooperation.

(a) Cooperation. Parent and Enova will each cooperate fully (and each will cause its respective affiliates to cooperate fully) with all reasonable requests from the other party in connection with the preparation and filing of Tax Returns, claims for refund and Audits concerning issues or other matters covered by this Agreement. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance. Such cooperation will include, without limitation:

(i) the retention until the expiration of the applicable statute of limitations, and extensions, if any, thereof, and the provision upon request, of Tax Returns, books, records (including information regarding ownership and Income Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Tax Authorities;

(ii) the execution of any document that may be necessary or reasonably helpful in connection with any Audit, or the filing of a Tax Return or refund claim by a member of the Parent Tax Group or the Enova Tax Group, including certification, to the best of a party’s knowledge, of the accuracy and completeness of the information it has supplied; and

(iii) the use of the party’s best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing. Each party will make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b) Failure to Perform. If a party fails to comply with any of its obligations set forth in Section 4.1(a) upon reasonable request and notice by the other party, and such failure results in the imposition of additional Taxes, the nonperforming party will be liable in full for such additional Taxes.

(c) Retention of Records. A party intending to dispose of documentation of Parent (or any Parent affiliate) or Enova (or any Enova affiliate), including without limitation, books, records, Tax Returns and all supporting schedules and information relating thereto prior to the expiration of the statute of limitations (including any waivers or extensions thereof) of the taxable year or years to which such documentation relates, shall provide written notice to the other party describing the documentation to be destroyed or disposed of sixty (60) business days prior to taking such action. The other party may arrange to take delivery of the documentation described in the notice at its expense during the succeeding sixty (60) day period.

ARTICLE V

PAYMENTS

5.1 Estimated Tax Payments. As requested by Parent and if applicable, Enova shall promptly, but not later than the date immediately preceding each Estimated Tax Installment Date with respect to a taxable period for which a Consolidated Return or a Combined Return will be filed, pay to Parent on behalf of the Enova Tax Group an amount equal to the amount of any estimated Separate Tax Liability that Enova would have otherwise been required to pay to a Tax Authority on such Estimated Tax Installment Date.

5.2 True-Up Payments. Not later than thirty (30) days following the filing of the applicable Tax Return, Enova will pay to Parent, or Parent will pay to Enova or apply as a credit against future Tax Liability, as appropriate, an amount equal to the difference, if any, between the Enova Separate Tax Liability and the aggregate amount paid by, or allocated as an intercompany charge to, Enova with respect to such period under Section 5.1 hereof.

5.3 Redetermination Amounts. In the event of a redetermination of any Tax Item reflected on any Tax Return described in Section 2.2(a)(i), as a result of a refund of Taxes paid, a Final Determination or any settlement or compromise with any Tax Authority which may affect Enova’s Separate Tax Liability, Parent will prepare a revised pro forma Tax Return for the relevant taxable period reflecting the redetermination of such Tax Item as a result of such refund, Final Determination, settlement, or compromise. Enova shall pay to Parent, or Parent shall pay to Enova, as appropriate, an amount equal to the difference, if any, between the Separate Tax Liability based on such revised pro forma Tax Return and the Separate Tax Liability for such period as originally computed pursuant to this Agreement.

5.4 Payments Under this Agreement. In the event that one party (the “Owing Party”) is required to make a payment to another party (the “Owed Party”) pursuant to this Agreement, then such payments will be made according to this Section 5.4.

(a) General. All payments shall be made to the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within twenty (20) days after delivery of written notice of payment owing together with a computation of the amounts due.

(b) Treatment of Payments. Unless otherwise required by any Final Determination, the Parent Tax Group and the Enova Tax Group agree to treat any payment of interest or non-federal Taxes by or to a Tax Authority as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment.

(c) Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) and that are not otherwise setoff against amounts owed by one party to the other party will bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the applicable rate for large corporate underpayments set forth in Section 6621(c) of the Code. Such interest will be payable at the same time as the payment to which it relates and will be calculated on the basis of a year of 365 days and the actual number of days for which due.

ARTICLE VI

AUDITS AND TAX PROCEEDINGS

6.1 In General. Except as otherwise provided in this Agreement, the party responsible for filing a Tax Return pursuant to Article II of this Agreement (the “Filing Party”) will have the exclusive right to control, contest, and represent the interests of Parent, any member of the Parent Tax Group, Enova, and any member of the Enova Tax Group in any Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Filing Party’s rights will extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit will be borne by the Filing Party. Notwithstanding the foregoing, the Filing Party shall consult, and obtain written consent from (which consent may not be unreasonably withheld, conditioned or delayed), the non-Filing party or parties before settling any Audit they control concerning a Tax Item of a Pre-Deconsolidation Taxable Period if the settlement would increase the Tax Liability of such non-Filing Party or Parties with respect to a Pre-Deconsolidation Taxable Period. Such consultation shall require that the Filing Party provide the non-Filing Party or Parties with all documents and information that such non-Filing Party or Parties reasonably request regarding the matter.

6.2 Notice. Within ten (10) days after a party receives a written notice from a Tax Authority of a proposed adjustment to a Tax Item for a Pre-Deconsolidation Taxable Period (irrespective of whether such proposed adjustment would reasonably be expected to give rise to an indemnification obligation or other liability (including a liability for Tax) under this Agreement), such party shall notify the other party of such proposed adjustment, and thereafter shall promptly forward to the other party copies of notices and material communications with any Tax Authority relating to such proposed adjustment; provided, however, that the failure to provide such notice will not release the Indemnifying Party from any of its obligations under this Agreement except to the extent that such Indemnifying Party is materially prejudiced by such failure.

6.3 Control of Tax Proceedings with respect to the Transaction. Notwithstanding any provision in this Agreement to the contrary, Parent will control all activities and strategic decisions with respect to any Tax proceedings relating to the transactions undertaken to effect the Separation or subsequent Deconsolidation Event that occur prior to the Deconsolidation Date.

ARTICLE VII

INDEMNIFICATION

7.1 Parent’s Indemnification Obligations. Except as otherwise provided in this Agreement, Parent will indemnify and hold harmless Enova and any member of the Enova Tax Group and any Enova subsidiary for all Tax Liabilities (and any loss, cost, fine, penalty, damage or other expense of any kind, including reasonable attorneys’ fees and costs incurred in connection therewith) attributable to (i) any Taxes of Parent or any member of the Parent Consolidated Group (other than a member of the Enova Tax Group) imposed upon Enova by reason of Enova being severally liable for such Taxes pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state or local law; (ii) Taxes properly allocated to Parent or any member of Parent Tax Group pursuant to Article III of this Agreement and (iii) any Taxes of Enova or its affiliates resulting from the breach of any obligation or covenant of Parent under this Agreement.

7.2 Enova’s Indemnification Obligations. Enova will indemnify and hold harmless each of Parent and any member of the Parent Tax Group for all Tax Losses (and any loss, cost, fine, penalty, damage or expense of any kind, including reasonable attorneys’ fees and costs incurred in connection therewith) attributable to (i) any Taxes of Enova or the Enova Tax Group or any Enova subsidiary for any Post-Deconsolidation Taxable Period; (ii) Taxes properly allocated to Enova or any member of the Enova Tax Group pursuant to Article III of this Agreement; (iii) any Transfer Tax set forth in Section 3.5; and (iv) any Taxes resulting from the breach of any obligation or covenant of Enova under this Agreement.

7.3 Indemnification Mechanics.

(a) If the Indemnifying Party is required to indemnify the Indemnified Party pursuant to this Article VII, the Indemnified Party shall submit its calculations of the amount required to be paid pursuant to this Article VII, showing such calculations in reasonably sufficient detail so as to permit the Indemnifying Party to understand the calculations. The Indemnifying Party shall pay to the Indemnified Party, no later than ten (10) business days after the Indemnifying Party receives the Indemnified Party’s calculations, the amount that the Indemnifying Party is required to pay the Indemnified Party under this Article VII; provided, however, that the Indemnifying Party will not be required to make the indemnification payment if the Indemnifying Party disagrees with such calculations. In such case, the Indemnifying Party shall notify the Indemnified Party of its disagreement in writing within ten (10) business days of receiving such calculations. Any disagreement with respect to such indemnification payment will be resolved pursuant to Section 8.1.

(b) Any claim under this Article VII shall be made no later than sixty (60) days after the expiration of the applicable statute of limitations for assessment of such Tax Liability.

(c) The amount of any indemnification payment with respect to any Tax Liability will be reduced by any current Tax Benefits actually realized by the Indemnified Party in respect of such Tax Liability by the end of the taxable year in which the indemnity payment is made. The calculation of such Tax Benefit shall be included in the calculation required to be submitted pursuant to Section 7.3(a). If any indemnification payment hereunder is determined to be taxable to the Indemnified Party by any Tax Authority, the indemnity payment payable by the Indemnifying Party will be increased as necessary to ensure that, after all required Taxes on the indemnity payment are paid (including Taxes applicable to any increases in the indemnity payment under this Section 7.3(c)), the Indemnified Party receives the amount it would have received if the indemnity payment was not taxable.

ARTICLE VIII

MISCELLANEOUS

8.1 Dispute Resolution. In the event that Parent and Enova disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the parties will attempt in good faith to resolve such dispute. If such dispute is not resolved within sixty (60) business days following the commencement of the dispute, Parent and Enova will jointly retain an Independent Firm, reasonably acceptable to both parties, to resolve the dispute; provided, however, that in order to pursue any such dispute resolution under this Section 8.1, the Owing Party shall either (i) first pay to the Owed Party, or place in an escrow reasonably satisfactory to the Owed Party pending resolution of such dispute, an amount equal to the payment which is the subject of such dispute, or (ii) deliver to the Owed Party a written opinion of an independent law or accounting firm reasonably acceptable to both parties, substantially to the effect that with respect to such dispute the Owing Party is more likely than not to prevail in its entirety in the dispute resolution proceeding. The Independent Firm will act as an arbitrator to resolve all points of disagreement and its decision will be final and binding upon all parties involved. Following the decision of the Independent Firm, Parent and Enova will each take or cause to be taken any action necessary to implement the decision of the Independent Firm. The fees and expenses relating to the Independent Firm will be borne by the party that does not prevail in the dispute resolution proceeding. Notwithstanding anything in this Agreement to the contrary, the dispute resolution provisions set forth in this Section 8.1 will not be applicable to any disagreement between Parent and Enova relating to Taxes imposed as a result of transactions undertaken to effect the Separation or subsequent Deconsolidation Event that occur prior to the Deconsolidation Date.

8.2 Changes in Law. Any reference to a provision of the Code or a law of another jurisdiction will include a reference to any applicable successor provision or law. If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby becomes impracticable or impossible, the parties hereto will use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

8.3 Dispute Resolution. To the extent any dispute under this Agreement (i) cannot be resolved pursuant to Section 8.1, or (ii) relates to Taxes incurred by Parent or Enova as a result of the Separation or subsequent Deconsolidation Event, Parent and Enova shall resolve such dispute pursuant to the dispute resolution provisions set forth in Article V of the Separation Agreement.

8.4 Setoff. All payments to be made by any party under this Agreement may be netted against payments due to such party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

8.5 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Any reference to any federal, state, provincial, territorial, local, or foreign law shall be deemed also to refer to such law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference to any contract or agreement (including schedules, exhibits and other attachments thereto), including this Agreement, shall be deemed also to refer to such contract or agreement as amended, restated, or otherwise modified, unless the context requires otherwise. The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context requires otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Where this Agreement states that a party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that such party is legally obligated to do so in accordance with this Agreement. The captions, titles, and headings included in this Agreement are for convenience only and do not affect this Agreement’s construction or interpretation. Any reference to an Article, Section, or Schedule in this Agreement shall refer to an Article or Section of, or Schedule to, this Agreement, unless the context otherwise requires. This Agreement is for the sole benefit of the parties (and, solely for purposes of Article VII, the Indemnified Parties) and does not, and is not intended to, confer any rights or remedies in favor of any Person (including any employee, director or shareholder of Parent or any employee, director or shareholder of Enova) other than the parties.

8.6 Assignment. Except as set forth herein, neither party shall assign, transfer, or otherwise alienate any or all of its rights or interest under this Agreement without the express prior written consent of the other party, which consent may be granted or withheld in such other party’s sole discretion.

8.7 Entire Agreement. This Agreement, and the exhibits and schedules referenced or attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes (a) all prior oral or written proposals or agreements, (b) all contemporaneous oral proposals or agreements, and (c) all previous negotiations and all other communications or understandings between the parties, in each case with respect to the subject matter hereof and thereof. To the extent any portion of this Agreement conflicts, or is inconsistent, with any other Transaction Agreement with respect to Taxes, this Agreement shall control.

8.8 Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing shall be duly given upon delivery, if delivered by hand, facsimile or other generally accepted means of electronic transmission, or mail (with postage prepaid), to the following addresses:

(a)	If to Enova to:

  Enova International, Inc.

  200 West Jackson Blvd.

  Chicago, Illinois 60606

  Attn: General Counsel

  Fax: (312) 212-1657

(b)	If to Parent, to:

  Cash America International, Inc.

  1600 West 7th Street

  Fort Worth, Texas 76102

  Attn: General Counsel

  Fax: (817) 570-1647

or to such other addresses or telecopy numbers as may be specified by like notice to the other party.

8.9 Governing Law. This Agreement shall be construed in accordance with and governed by the substantive internal laws of the State of Texas, excluding its conflicts of law rules.

8.10 Severability. Except as otherwise provided by Section 8.2 hereof, if any term or other provision of this Agreement shall be determined by a court, Governmental Authority, or arbitrator to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal, or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable Law.

8.11 Amendment. This Agreement may only be amended by a written agreement executed by both parties.

8.12 Guarantees. Parent will cause to be performed and hereby guarantees the performance of any and all actions of each of the members of the Parent Group to the extent such actions are necessary or appropriate to effectuate the provisions of this Agreement. Enova will cause to be performed and hereby guarantee the performance of any and all actions of each of the members of the Enova Group to the extent such actions are necessary or appropriate to effectuate the provisions of this Agreement.

8.13 Counterparts. This Agreement may be executed in separate counterparts, each of which will be deemed an original and all of which, when taken together, will constitute one and the same agreement. Any signature affixed to this Agreement by a party hereto may be delivered by such party to the other party via electronic or facsimile transmission and any party’s signature affixed to this Agreement that is delivered to the other party via an electronic or facsimile transmission shall be treated as an original signature to this Agreement and will constitute an original counterpart of this Agreement.

8.14 Authority. Each party represents to the other party that (a) it has the corporate power and authority to execute, deliver, and perform this Agreement, (b) the execution, delivery, and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is its legal, valid, and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and general equity principles.

8.15 Binding Effect. This Agreement binds and benefits the parties and their respective successors and permitted assigns. Other than those Persons entitled to indemnity under Article VII, there are no third party beneficiaries having rights under or with respect to this Agreement.

8.16 Waiver. A provision of this Agreement may be waived only by a writing signed by the party intended to be bound by the waiver. A party is not prevented from enforcing any right, remedy, or condition in the party’s favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in Law or in equity.

8.17 Relationship of Parties. This Agreement does not create a fiduciary relationship, partnership, joint venture, or relationship of trust or agency between the parties.

8.18 Further Assurances. From time to time, each party agrees to execute and deliver such additional documents, and will provide such additional information and assistance as any party may reasonably require to carry out the terms of this Agreement.

8.19 Effect if IPO or subsequent Deconsolidation Event Does Not Occur. If the IPO or subsequent Deconsolidation Event does not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of the IPO or subsequent Deconsolidation Event Effective Date, or otherwise in connection with the IPO or subsequent Deconsolidation Event, will not be taken or occur except to the extent specifically agreed otherwise by the parties hereto.

[Signature page follows.]

WHEREFORE, the parties have signed this Tax Sharing Agreement effective as of the date first set forth above.

CASH AMERICA INTERNATIONAL, INC.

By:
Name:
Title:

ENOVA INTERNATIONAL, INC.

By:
Name:
Title: